Exhibit 5

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 25, 2013 (the “Agreement Date”), by and among, Great Essential Investment, Ltd., a company registered in the British Virgin Islands (the “Purchaser”), Carlyle Asia Growth Partners III, L.P., a limited partnership organized under the laws of the Cayman Islands (“CAGP”), and CAGP III Co-Investment, L.P., a limited partnership organized under the laws of the Cayman Islands (“CAGP Co-Invest” and, together with CAGP, the “Sellers”, and each, a “Seller”).

Each of the Purchaser and the Sellers is hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CAGP and CAGP Co-Invest are respectively owners of record and beneficially of 11,935,014 and 530,924 shares of common stock, par value US$0.001 per share (the “Shares”), of China Recycling Energy Corporation, a Nevada corporation (the “Company”);

WHEREAS, each of the Sellers has determined that it is in their best interests to sell, subject to the terms and conditions set forth herein, the Shares owned by it to the Purchaser; and

WHEREAS, the Purchaser has determined that it is in its best interest to purchase, subject to the terms and conditions set forth herein, the Shares from the Sellers.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares

Section 1.01. Sale and Purchase. Subject to the terms of this Agreement, each of the Sellers agrees to sell, and the Purchaser agrees to purchase, the number of Shares set forth opposite that Seller’s name in Schedule 1 attached hereto. The purchase price for the Shares shall be US$1.75 per Share, being US$21,815,391.50 in aggregate (the “Purchase Price”).

Section 1.02. Payment of the Purchase Price. The Purchaser shall pay to the Sellers the Purchase Price in the following installments, in each and every case by wire transfer of immediately available funds in U.S. dollars to a bank account previously designated by the Sellers to the Purchaser in writing:

(a) on or before August 31, 2013, US$1,000,000.00;

(b) on or before November 30, 2013, US$2,000,000.00;

(c) on or before February 28, 2014, US$2,000,000.00; and

(d) on or before May 31, 2014, the remaining US$16,815,391.50.

Section 1.03. Interest. In the event the Purchaser fails to make any of the payments according to the payment schedule set forth in Section 1.02, the Purchaser shall pay interest on the unpaid payment amount until such payment amount shall be paid in full at the rate of 16% per annum. Interest on any unpaid payment amount shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

Section 1.04. First Closing. Subject to the terms of this Agreement, the closing (the “First Closing”) of the purchase and sale of 1,142,857 of the Shares (the “First Closing Shares”) shall take place on the date when the Sellers shall have received payment of all the amounts payable by the Purchaser pursuant to Section 1.02(a)-(c) inclusive (along with any interest payable thereon pursuant to Section 1.03). At the First Closing the Sellers shall deliver to the Purchaser one or more share certificates representing the First Closing Shares duly endorsed by the transferor in favor of the Purchaser.

Section 1.05. Second Closing. Subject to the terms of this Agreement, the closing (the “Second Closing”) of the purchase and sale of the remaining 11,323,081 Shares (the “Second Closing Shares”) shall take place on the date when the Sellers shall have received payment of all amounts payable by the Purchaser pursuant to Section 1.02 (along with any interest payable thereon pursuant to Section 1.03). At the Second Closing, the Sellers shall deliver to the Purchaser one or more share certificates representing the Second Closing Shares duly endorsed by the transferor in favor of the Purchaser.

Section 1.06. Sellers’ Termination Rights. This Agreement may be terminated at any time prior to Second Closing:

(a) by the Sellers, in the event that the Sellers do not receive the amount payable by the Purchaser pursuant to Section 1.02(a) (along with any interest payable thereon pursuant to Section 1.03) by 20 September 2013;

(b) by the Sellers, in the event that the Sellers do not receive the amount payable by the Purchaser pursuant to Section 1.02(b) (along with any interest payable thereon pursuant to Section 1.03) by 20 December 2013;

(c) by the Sellers, in the event that the Sellers do not receive all amounts payable by the Purchaser pursuant to Section 1.02 (along with any interest payable thereon pursuant to Section 1.03) on or before May 31, 2014;

(d) by the Sellers, in the event of a material breach of any of the representations and warranties given by the Purchaser; or

(e) by the Purchaser, in the event of a material breach of any of the representations and warranties given by the Sellers.

Section 1.07. Effect of Termination prior to the First Closing. If this Agreement is validly terminated by the Sellers or the Purchaser prior to the First Closing, then the obligations of the Sellers and the Purchasers in relation to the sale and purchase of the Shares shall terminate, without prejudice to any rights that any Party may have in respect of a breach of this Agreement by any other Party. If the Sellers validly terminate this Agreement prior to the First Closing and the Purchaser has made any payment to the Sellers pursuant to Section 1.02 (including any interest paid pursuant to Section 1.03), the Sellers may retain such amounts as compensation (without prejudice to without prejudice to their rights in respect of a breach of this Agreement by the Purchaser).

Section 1.08. Effect of Termination after the First Closing. If this Agreement is validly terminated by the Sellers or the Purchaser after the First Closing then the obligations of the Sellers and the Purchasers in relation to the sale and purchase of the Second Closing Shares shall terminate, without prejudice to any rights that any Party may have in respect of a breach of this Agreement by any other Party. If the Sellers validly terminate this Agreement after the First Closing and the Purchaser has paid any amount to the Sellers pursuant to Section 1.02 (including any interest paid pursuant to Section 1.03) in excess of that part of the Purchase Price payable in respect of the First Closing Shares (including any interest thereon), the Sellers may retain such amount as compensation (without prejudice to without prejudice to their rights in respect of a breach of this Agreement by the Purchaser).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers, as of the date hereof, the date of the First Closing and the date of the Second Closing, as follows:

(a) The Purchaser is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(b) The Purchaser has all power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized by the Purchaser.

(c) This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(d) The Shares will be acquired for investment for the account of the Purchaser and not as a nominee or agent and not with a view to the distribution or public offering thereof. In connection therewith, the Purchaser confirms that it is neither a U.S Person, as such term is defined in Rule 902(k) of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), nor located within the United States, and that the transactions contemplated in this Agreement will be between non-U.S. Persons and will take place outside of the United States.

(e) The Purchaser has not been contacted concerning the Shares or the matters set forth in this Agreement by means of any advertisement or other general solicitation.

(f) The Purchaser understands that the Shares have not been registered under either the Securities Act or the securities laws of any state by reason of specific exemptions therefrom and that such securities may be resold in the United States without registration under the Securities Act only in certain limited circumstances.

(g) The Purchaser is a sophisticated and experienced investor, with experience in buying and selling securities and has the ability to evaluate the merits and risks of buying the Shares. The Purchaser has had access to information relating to the Company and has had the opportunity to do due diligence concerning the Company, as the Purchaser deems necessary to make an informed investment decision in connection with the purchase of the Shares. The Purchaser has made an independent decision to acquire the Shares based on the information available to it. The Purchaser has determined that it has adequate information concerning the business and financial condition of the Company and understands the disadvantage to which it may be subject on account of the disparity of information between the Purchaser and the Sellers. The Purchaser understands that, except as provided in Section 2.02 below, the Sellers are making no representations and warranties concerning the Shares or the business and financial condition of the Company.

(h) The Purchaser understands that the Company and/or its affiliates (including the Sellers) may now or at any other time have material confidential information that could affect the value of the Shares and that this information has not been, and may not be in the future, made available to the Purchaser. The Purchaser hereby waives any claim against, and covenants not to sue, the Company, the Sellers and their respective controlling persons, officers, directors, members, partners, agents or employees and their respective successors and assigns, from any and all claims, demands, causes of action, damages, losses, expenses or liabilities, of any nature whatsoever, whether accrued or unaccrued, contingent or liquidated, known or unknown, arising from or connected to any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated hereby, including, without limitation, any failure to disclose to the Purchaser any information concerning the Company, including, without limitation, confidential information in connection with any sale of the Shares.

(i) The Purchaser understands that Regulation S promulgated under the Securities Act is available only for offers and sales of securities outside the United States, and the Purchaser will comply with Regulation S, specifically complying with the restrictions on re-sale of the securities set forth in Rules 903(a) and 903(b)(3) of Regulation S.

(j) The Purchaser acknowledges that the Shares it acquires will bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(k) The Purchaser acknowledges that it is aware of its obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to those filing obligations that are triggered as a result of the consummation of the sale of the Shares pursuant to Sections 13 and 16 of the Exchange Act, together with filings required to be made by the Company and the Sellers, after the consummation of the sale of the Shares.

(l) The Purchaser understands that one or more stockholders, including the Sellers, may be an “affiliate” of the Company within the meaning of U.S. federal and state securities laws.

(m) The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated thereby do not and will not (a) violate any requirement of law applicable to the Purchaser or (b) result in a material breach or default under any of the contractual obligations of the Purchaser, or under any order, writ, judgment, injunction, decree, determination or award of any governmental authority, in each case applicable to the Purchaser or its properties.

(n) No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person in respect of any requirement of law, and no lapse of a waiting period under any requirement of law, is necessary or required in connection with the execution, delivery or performance by the Purchaser (including, without limitation, the acquisition of the Shares) or enforcement against the Purchaser of this Agreement or the transactions contemplated hereby.

(o) There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser. The Sellers shall not be liable for any costs or expenses incurred by or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby.

(p) There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 2.02. Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Purchaser, as of the date hereof, the date of the First Closing and the date of the Second Closing, as follows:

(a) Such Seller has all power and authority to execute, deliver and perform this Agreement.

(b) This Agreement is the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(c) Such Seller is the sole beneficial owner of its respective Shares free and clear of all liens, charges or other encumbrances or third-party rights or claims of any kind.

(d) Except for the representations and warranties contained in this Section 2.02, none of the Sellers, the Company or any other person makes any other express or implied representation or warranty with respect to the Shares or the business and financial condition of the Company, and each of the Sellers expressly disclaims any other such representations, warranties, forecasts, projections, statements or information.

ARTICLE III

MISCELLANEOUS

Section 3.01. Governing Law; Successors and Assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the Parties.

Section 3.02. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The arbitration tribunal shall consist of three arbitrators. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English.

Section 3.03. Confidentiality. Each Party agrees to hold and keep the information in this Agreement confidential and will not disclose any of such information in any manner whatsoever, except as may otherwise be required by applicable laws, rules or regulations.

Section 3.04. Entire Agreement and Severability. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior agreement or understanding among the Purchaser and the Sellers with respect to the transfer of the Shares between the Purchaser and the Sellers. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

Section 3.05. Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

Section 3.06. Counterparts. This Agreement may be executed in any number of counterpart copies, all of which copies shall constitute one and the same instrument.

Section 3.07. Effective. This Agreement becomes effective upon the Parties’ execution.

Section 3.08. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement.

Section 3.09 Amendments. This Agreement may be amended, modified or supplemented at any time by the Parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

Section 3.10. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.

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(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this SHARE PURCHASE AGREEMENT on the date first written above.

For and on behalf of:

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:	/s/ David Rubenstein

Name:	David Rubenstein

Title:	Director

For and on behalf of:

CAGP III CO-INVESTMENT, L.P.

By:	/s/ David Rubenstein

Name:	David Rubenstein

Title:	Director

For and on behalf of:

GREAT ESSENTIAL INVESTMENT, LTD.

By:	/s/ Jinghe Dong

Name:	Jinghe Dong

Title:	Authorized Representative

SCHEDULE 1

Seller	Number of Shares
CAGP	11,935,014
CAGP Co-Invest	530,924

TOTAL	12,465,938